Exhibit 99.1

February 16, 2010

Company Press Release

Source:	Otix Global, Inc.

Contact:	Sam Westover	Michael Halloran
	Chairman and CEO	Vice President and CFO
	(801) 312-1700	(801) 312-1717

OTIX GLOBAL ANNOUNCES RESULTS FOR FOURTH QUARTER 2009

Salt Lake City, Utah, February 16, 2010 — Otix Global, Inc. (NASDAQ: OTIX), a leading producer of advanced digital hearing aids, today announced results for the fourth quarter and year ended December 31, 2009.

Highlights include:

•	Achieved record fourth quarter 2009 sales from Rest-of-World segment of $8.4 million; realizing a 13.4 percent organic sales growth compared to the fourth quarter 2008.

•	Generated $4.0 million and $2.2 million in operating cash flow for the fourth quarter and full year 2009, respectively.

•	Began selling to the Veterans Administration in November 2009.

“I am pleased by the improvement in year-over-year sales in some of our international operations,” said Sam Westover, Chairman and CEO. “North America operations continue to be hampered by the slow economy and our results in Germany were clearly impacted by legislative changes. Nevertheless, we remain optimistic about improvements in these operations and we will continue to focus on aligning expenses to revenue. We have several product launches planned in 2010. We have also begun selling our products to the Veterans Administration and we are looking forward to serving the needs of many of our American veterans in the upcoming years.”

Net sales from continuing operations for the year ended December 31, 2009 decreased 23.3 percent over the same period in 2008 to $95.8 million. Net sales decreased 25.8 percent in North America, 32.8 percent in Europe, and 2.2 percent for Rest-of-World for the year ended December 31, 2009, compared to 2008. Fourth quarter 2009 net sales from continuing operations of $22.8 million were 16.3 percent lower than fourth quarter 2008 net sales of $27.3 million primarily due to legislative changes in Germany and the challenging global economic environment. North American sales of $7.3 million in the fourth quarter 2009 decreased 21.5 percent from 2008. European sales of $7.1 million in the fourth quarter 2009 decreased 43.2 percent from 2008 primarily as a result of legislative changes in Germany. Rest-of-World sales of $8.4 million in the fourth quarter 2009 were up 53.5 percent from 2008 as a result of organic growth of 13.4 percent and the weaker U.S. dollar.

The Company’s gross margin from continuing operations for the year ended December 31, 2009 was 60.7 percent compared to 63.2 percent for the year ended December 31, 2008, primarily as a result of the strengthening of the U.S. dollar, lower volume in manufacturing and higher warranty costs due to product mix. Gross profit from continuing operations was $14.4 million in the fourth quarter 2009 which was a decrease of 14.4 percent from 2008, and gross margin from continuing operations for the fourth quarter 2009 of 63.2 percent increased by 1.4 percent compared to 2008 gross margin of 61.8 percent primarily as a result of lower sales returns in North America wholesale, partially offset by lower volume in manufacturing.

Selling, general and administrative expense was down 4.0 percent and 16.2 percent for the three and twelve months ended December 31, 2009 compared to same periods in 2008, respectively, due to cost cuts across North America and Europe. Research and development expense was $6.5 million in 2009 compared to $8.3 million in 2008, a year-over-year decline of $1.8 million. Research and development expense in the fourth quarter 2009 of $1.2 million decreased $0.7 million from $1.9 million in the fourth quarter of 2008.

Goodwill and definite-lived intangible impairment charges were $30.7 million in 2009 compared to $2.1 million in 2008. We incurred impairment charges of $14.7 million in the first quarter of 2009 as a result of a Germany healthcare legislative change. During the third quarter of 2009 we closed one U.S. retail location and recorded a goodwill and definite-lived intangible impairment of $0.1 million. During the fourth quarter of 2009, based on declining market valuations and sales in our U.S. retail reporting unit, we recorded a $12.4 million goodwill impairment charge and a $3.5 million customer list impairment charge, resulting in a total impairment charge of $15.9 million.

For the full year 2009, the Company recorded total restructuring charges of $0.6 million related to cost cutting initiatives.

Loss from continuing operations for the year ended December 31, 2009 was $39.3 million or $1.42 per share, as compared with a loss from continuing operations of $3.7 million or $0.14 per share, for the year ended December 31, 2008.

Fourth quarter 2009 loss from continuing operations, excluding restructuring charges and goodwill and definite-lived intangibles impairment charges, was $1.8 million or $0.07 per share compared with a fourth quarter 2008 loss of $0.6 million or $0.02 per share; the loss from continuing operations for the year ended 2009 was $8.0 million, or $0.29 per share, compared with income from continuing operations of $0.4 million or $0.02 per share, for the year ended December 31, 2008.

As of December 31, 2009, the Company had cash and cash equivalents of $12.2 million.

Otix Global designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

This press release contains “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors but not limited to, the following risks: we face aggressive competition in our business; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may poorly operate newly acquired businesses; our consolidation initiative may not produce the cost savings we anticipate; our new products may not increase sales; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, which expose us to a variety of risks including government reimbursement and foreign currency exchange fluctuations, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission.

This press release contains one non-GAAP (“Generally Accepted Accounting Principles”) financial measure (“EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, NON-CASH ITEMS, AND DEPRECIATION AND AMORTIZATION.”) We believe the inclusion of this non-GAAP financial measure improves the transparency of our disclosure. We have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The Company will host a teleconference call in connection with this release on Tuesday, February 16, 2010 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (866) 383-8108, or (617) 597-5343 outside the U.S., and use participant passcode: 13406881. A live webcast will also be available through our website at www.otixglobal.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please dial (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter passcode 68147432 (available through February 26, 2010, midnight), or access the playback through our website.

OTIX GLOBAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$22,823	$27,280	$95,814	$124,878
Cost of sales	8,399	10,423	37,693	46,004

Gross profit	14,424	16,857	58,121	78,874
Selling, general and administrative expense	14,886	15,502	59,065	70,515
Research and development expense	1,239	1,879	6,487	8,266
Goodwill and definite-lived intangibles impairment charges	15,872	2,111	30,665	2,111
Restructuring charges	11	491	634	2,052

Operating loss	(17,584)	(3,126)	(38,730)	(4,070)
Interest expense	(102)	(182)	(481)	(755)
Other income (loss), net	(69)	484	234	1,167

Loss before income taxes	(17,755)	(2,824)	(38,977)	(3,658)
Provision (benefit) for income taxes	(66)	383	324	62

Loss from continuing operations	(17,689)	(3,207)	(39,301)	(3,720)
Loss from discontinued operations, net of income taxes	(39)	(180)	(51)	(3,904)

Net loss	$(17,728)	$(3,387)	$(39,352)	$(7,624)

Basic and diluted loss per common share:
Continuing operations	$(0.64)	$(0.12)	$(1.42)	$(0.14)
Discontinued operations	—	—	—	(0.14)

Net loss	$(0.64)	$(0.12)	$(1.42)	$(0.28)

Weighted average number of common shares outstanding:
Basic and Diluted	27,774	27,540	27,682	27,305

OTIX GLOBAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	December 31,	December 31,
	2009	2008
Assets:
Cash and cash equivalents	$12,225	$13,413
Accounts receivable	10,625	17,524
Inventories	8,754	10,129
Property and equipment	8,755	6,869
Goodwill and intangibles	20,156	51,310
Other assets	6,610	7,701

Total assets	$67,125	$106,946

Liabilities:
Accounts payable and accrued liabilities	$19,082	$22,562
Loans payable	5,375	6,855
Deferred revenue	9,866	9,618

Total liabilities	34,323	39,035

Shareholders’ equity:
Common stock	29	29
Additional paid-in capital	145,359	143,965
Accumulated deficit	(118,244)	(78,892)
Treasury stock and other comprehensive income	5,658	2,809

Total shareholders’ equity	32,802	67,911

Total liabilities and shareholders’ equity	$67,125	$106,946

OTIX GLOBAL, INC.

CONSOLIDATED STATEMENT OF NET SALES INFORMATION

(in thousands)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Net sales:
North America	$7,272	$9,261	$33,687	$45,392
Europe	7,108	12,520	34,343	51,077
Rest-of-World	8,443	5,499	27,784	28,409

Total	$22,823	$27,280	$95,814	$124,878

EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, NON-CASH ITEMS, AND DEPRECIATION AND AMORTIZATION

(in thousands)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Loss from continuing operations	$(17,689)	$(3,207)	$(39,301)	$(3,720)
Add back (deduct):
Interest expense	102	182	481	755
Taxes	441	383	831	1,367
Non-cash items:
Deferred tax asset valuation allowance reversal and deferred tax liability reversal	(507)	—	(507)	(1,305)
Restructuring charges	22	—	25	262
Goodwill and definite-lived intangibles impairment charges	15,872	2,111	30,665	2,111
Stock based compensation	322	488	1,420	1,867
Depreciation and amortization	1,001	1,065	4,059	4,823

Total	$(436)	$1,022	$(2,327)	$6,160